Exhibit 10(a)

ONCOR

SUPPLEMENTAL RETIREMENT PLAN

January 1, 2015

Contents

ARTICLE ONE Purposes of the Plan	1
ARTICLE TWO Definitions	2
ARTICLE THREE Allocation of Costs	7
ARTICLE FOUR Benefits	7
ARTICLE FIVE Miscellaneous	10

i

ONCOR

SUPPLEMENTAL RETIREMENT PLAN

(As Amended and Restated Effective as of January 1, 2015)

ARTICLE ONE

Purposes of the Plan

1.1       The Oncor Supplemental Retirement Plan (“Plan”) was originally established effective as of January 1, 2010, as a combination of two separate spin-off plans from:  (1) the EFH SERP (as defined below); and (2) the Retirement Income Restoration Plan of ENSERCH Corporation and Participating Subsidiaries (“ENSERCH Plan”).  The Plan is hereby amended and restated, in order to clarify the Plan’s eligibility provisions and benefit formula resulting from the spin-off of the EFH Retirement Plan and the creation of the Oncor Retirement Plan and the EFH Active Retirement Plan effective October 1, 2012, and in accordance with the 2012 Pension Plan Assignment Letter.  The principal purpose of the Plan is to provide benefits for Participants in excess of the limitations on contributions and benefits imposed by relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), on qualified defined benefit plans.

1.2        The Plan is established for the benefit of Participants as an unfunded compensation arrangement; provided, however, Supplemental Retirement Benefits for Participants shall be provided, in whole or in part, under the Trust Agreement.  Any Supplemental Retirement Benefit not paid under the Trust Agreement shall be paid by the Participating Employer under the provisions of the Plan.

1.3        The Plan does not give Participants any rights not expressly granted them in the Plan.

ARTICLE TWO

Definitions

The following definitions apply to the Plan unless the context clearly indicates otherwise:

2.1        “2012 Pension Plan Assignment Letter” shall mean that certain letter dated November 13, 2012, from Aon Hewitt to Mr. Robert Moussaid, of EFH, which describes the process and methodology of:  (a) assigning pension plan benefits, (b) calculating pension plan liabilities, (c) allocating pension plan assets, and (d) calculating pension costs among the Company, EFH and certain business segments as set forth in such letter.

2.2        “Adjusted Retirement Benefit” shall mean, for any Participant, the Retirement Income Allowance which would have been payable to such Participant under the Retirement Plan without regard to the benefit limitations of Article X of the Retirement Plan and without excluding from Earnings: (a) amounts awarded under the EFH Executive Annual Incentive Plan or the Oncor Executive Annual Incentive Plan (collectively, the “Executive AIP”) or amounts deferred under nonqualified executive compensation plans and arrangements adopted from time to time by Participating Employers (including any amounts deferred by any Participant under the Oncor Salary Deferral Program; provided, however, that any such amounts shall not be taken into account more than once in calculating a Participant’s benefit hereunder); and (b) amounts in excess of the dollar maximum imposed on Earnings, as defined in the Retirement Plan.  Adjusted Retirement Benefit shall also mean and include special retirement compensation not payable under the Retirement Plan that a Participating Employer is contractually committed to pay to a Participant pursuant to an individually negotiated agreement between the Participating Employer and the Participant.  For purposes of this Plan, such special retirement compensation shall be referred to as “Special Contractual Retirement Compensation.”

2.3        “Board of Directors” shall mean the Board of Directors of the Company.

2.4        “Affiliated Entity” shall mean any entity, more than 50% of the equity interest or profit interest of which is owned, directly or indirectly by the Company; any company which is in a controlled group of corporations (within the meaning of Code section 414(b)) that includes any such Affiliated Entity; any entity that is under common control (within the meaning of Code section 414(c)) that includes any such Affiliated Entity; and any entity that is within an affiliated service group (determined in accordance with Code section 414(m)) that includes any such Affiliated Entity.

2.5        “Committee” means the Oncor Retirement Committee whose members are designated in the Retirement Plan.

2.6        “Company” shall mean Oncor Electric Delivery Company LLC, its successors and assigns.

2.7        “EFH” shall mean Energy Future Holdings Corp.

2.8        “EFH Active Retirement Plan” shall mean the EFH Active Retirement Plan, which was adopted on October 1, 2012, as a spin-off from the EFH Retirement Plan, and was terminated effective as of October 10, 2012.

2.9        “EFH Retirement Plan” shall mean the EFH Retirement Plan, as amended from time to time.

2.10       “EFH SERP” shall mean the EFH Second Supplemental Retirement Plan, as amended from time to time.

2.11       “Executive Team” shall mean the Chief Executive Officer of the Company and the employees that constitute the senior leadership team and leadership team, as determined in accordance with the Company’s internal organizational structure; provided that the Company may determine the specific members of the Executive Team from time to time.

2.12       “Participant” shall mean a Regulated Business Participant or a Split Participant.

2.13       “Participating Employer” shall mean the Company or any Affiliated Entity which has been approved for participation in, and which has adopted, the Plan.  “Participating Employers” shall be used to refer to such entitles jointly or severally.  Exhibit A attached to this Plan lists the Participating Employers, and may be modified from time to time to accurately reflect the then existing Participating Employers without effecting a formal amendment of this Plan.

2.14       “Plan” shall mean this Oncor Supplemental Retirement Plan, as amended from time to time.

2.15       “Plan Administrator” shall mean the Committee.

2.16       “Plan Year” shall be the calendar year.

2.17       “Regulated Business Participant” shall mean an employee of the Company or a Participating Employer whose entire career with the Company, EFH or their affiliates was with the regulated utility business.

2.18       “Retirement Benefit” shall mean the Retirement Income Allowance payable to a Participant under the Retirement Plan.

2.19       “Retirement Plan” shall mean the Oncor Retirement Plan, as amended from time to time.

2.20      “Separation from Service” shall mean termination of employment under circumstances that would qualify as a separation from service for purposes of Code section 409A and the regulations issued thereunder.

2.21      “Specified Employee” shall have the meaning as defined in Code section 409A, and the regulations issued thereunder.

2.22      “Split Participant” shall mean an individual:  (a) whose employment career with the Company, EFH or any of their respective affiliates included both service with the Company (or a predecessor regulated utility business) and service with EFH (or a predecessor non-regulated utility business) or a non-regulated affiliate of EFH; and (b) whose retirement benefit liability has been assigned in whole or in part to the Company under the process and methodology described in the 2012 Pension Plan Assignment Letter.

2.23      “Split Participant Schedule” shall mean that certain schedule provided by Aon Hewitt to the Company regarding Split Participants as of January 1, 2015.

2.24      “Supplemental Retirement Benefit” or “Benefit” shall mean the benefit amount determined as follows:

(a)         Regulated Business Participants.  The Supplemental Retirement Benefit of a Regulated Business Participant shall equal the Participant’s Adjusted Retirement Benefit less the Participant’s Retirement Benefit.

(b)         Split Participants Employed by the Company On October 1, 2012.  The Supplemental Retirement Benefit of a Split Participant who was employed by the Company (or a Participating Employer) on October 1, 2012, shall equal the Participant’s Adjusted Retirement Benefit less:  (i) the Participant’s Retirement Benefit, and (ii) the benefit, if any, payable to the Participant under the EFH SERP.

(c)         Split Participants Employed by EFH on October 1, 2012.  The Supplemental Retirement Benefit of a Split Participant who was employed by EFH (or a non-regulated business affiliate of EFH on October 1, 2012, and who does not, thereafter become an employee of the Company (or a Participating Employer), shall equal the amount for such individual set forth on the Split Participant Schedule.

(d)         Split Participants Employed by EFH on October 1, 2012, Who Subsequently Become Employed by the Company (or a Participating Employer).  The Supplemental Retirement Benefit of a Split Participant who was employed by EFH (or a non-regulated business affiliate of EFH) on October 1, 2012, and who thereafter becomes an employee of the Company (or a Participating Employer), shall equal the sum of (i) the amount for such individual set forth on the Split Participant Schedule, plus (ii) the Participant’s Adjusted Retirement Benefit less the Participant’s Retirement Benefit.

(e)         Split Participants Who Retired or Terminated Service Prior to October 1, 2012 and Have a Retirement Plan Benefit.  The Supplemental Retirement Benefit of a Split Participant who retired or otherwise terminated service prior to October 1, 2012, shall equal the amount for such individual set forth on the Split Participant Schedule.  The Supplemental Retirement Benefit of such Split Participant who on or after October 1, 2012, becomes an employee of the Company (or a Participating Employer) shall equal the sum of (i) the amount for such individual set forth on the Split Participant Schedule, plus (ii) the Participant’s Adjusted Retirement Benefit less the Participant’s Retirement Benefit.

(f)         Consistency with 2012 Pension Plan Assignment Letter.  The Company intends that the Benefits payable hereunder shall be calculated in a manner that is consistent with the process and methodology described in the 2012 Pension Plan Assignment Letter.  In accordance with such intent, the Plan Administrator shall have the authority to coordinate with the actuary for the Retirement Plan to ensure such consistency.  Supplemental Retirement Benefits shall be determined by the actuary for the Retirement Plan using assumptions consistent with those used under the Retirement Plan and the 2012 Pension Plan Assignment Letter.

2.25      “Trust Agreement” shall mean the Oncor Supplemental Retirement Plan Trust, established as of January 1, 2010, for the purpose of funding benefits under the Plan.

2.26      “Trustee” shall mean the entity appointed by the Plan Administrator to serve as trustee of the Trust.

ARTICLE THREE

Allocation of Costs

3.1        The cost of providing the Benefits payable under this Plan shall be allocated to the Participating Employer which was the employer of the Participant on the date of the Participant’s retirement or other cessation of employment, or, if the Participant is a Split Participant who was not employed by a Participating Employer on the date of the Participant’s retirement or other cessation of employment, to the Company.

3.2        If a Participant has service with more than one of the Participating Employers which is relevant to benefits provided hereunder, the costs of providing the benefits payable to such Participant shall be apportioned in a manner determined by the Participating Employers.

3.3        The Company, as agent for the Participating Employers, will pay all Benefits provided hereunder and administer all transactions relating to the Plan, except Benefits payable under the Trust Agreement shall be paid by the respective Trustee of each such trust in accordance with the terms of the Trust Agreement.

ARTICLE FOUR

Benefits

4.1        A Participant shall be entitled to receive a Supplemental Retirement Benefit, pursuant to the provisions of the Plan; provided, however, Benefits payable to Participants under the Trust Agreement shall be subject to additional provisions set forth in the Trust Agreement, as applicable, which provisions shall be controlling.

4.2        A Participant’s Benefit shall be payable in the form, and at such times, as follows:

(a)        With respect to a Participant’s Retirement Income Allowance under the Traditional Retirement Plan Formula or Appendix A of the Retirement Plan, in the form of a single life annuity or any other actuarially equivalent life annuity form available under the Retirement Plan (which shall specifically exclude payment in a lump sum or any Social Security leveling option), commencing upon the later of (i) the first day of the second month following such Participant’s Separation from Service (i.e., separation on April 30 with first payment on June 1), or (ii) the earliest date at which such Participant would be eligible to commence benefits under the Retirement Plan; or

(b)        With respect to a Participant’s Retirement Income Allowance under the Cash Balance Plan Formula or Appendix B of the Retirement Plan, a single, lump-sum payment, payable upon the later of (i) such Participant’s Separation from Service, or (ii) the date such Participant would have achieved ten (10) years of Accredited Service under the Retirement Plan (as defined therein) if such Participant had remained in continuous employment and not experienced a Separation from Service.

(c)        Notwithstanding subsection (b), effective with respect to any Participant who experiences a Separation from Service on or after March 1, 2010, if the lump sum present value of a Participant’s entire vested Supplemental Retirement Benefit under the Plan is $5,000 or less upon his or her Separation from Service, the present value of such Participant’s Supplemental

Retirement Benefit shall be paid to such Participant in a single lump sum upon such Participant’s Separation from Service.

4.3        Special Contractual Retirement Compensation shall be paid at such time and in such form as provided in the underlying agreement or as elected by the Participant pursuant to the terms thereof; provided, however that if the Plan Administrator determines that the terms of such agreement, or the circumstances of such election, do not meet the requirements of Code section 409A or any applicable transition relief, such Special Contractual Retirement Compensation shall be paid pursuant to the applicable provisions of Section 4.2 above, or, if no provision of said sections is otherwise applicable, such Special Contractual Retirement Compensation shall be paid in the form of a single lump-sum payment as of the date of such Participant’s Separation from Service.

4.4        With respect to any Participant who is a Specified Employee, payment of any benefit shall not commence earlier than the date that is six (6) months following the date of such Specified Employee’s Separation from Service.  In such case, the Participant’s Benefit will commence on the later of (a) during the seventh (7th) month following the Participant’s Separation from Service, or (b) the commencement date otherwise provided for hereunder.  In the event that any benefit payable in the form of a life annuity is delayed by application of this Section 4.4, then, upon commencement, the monthly benefit payable to the Participant shall be determined based upon the Participant’s age at his Separation from Service, and the first payment shall include all payments that would have otherwise become payable during the period of such delay.

4.5        The provisions of Section 4.4 shall not apply (a) with respect to any distribution made on account of the death of the Participant, or (b) if, at the time of such Participant’s

Separation from Service, no stock of either the Company or the Participant’s employer is publicly traded on an established securities market or otherwise.

4.6        Any Benefit payable under the Plan shall constitute a general unsecured obligation of the Company, and shall be subject to the claims of the Company’s creditors.

ARTICLE FIVE

Miscellaneous

5.1        The Board of Directors shall be vested with full power and authority to amend the Plan or to terminate the Plan at any time; provided that no act of amendment or termination shall reduce any Benefit accrued to the date such act is adopted.  Furthermore, the Plan may be amended by the Executive Team, to the extent such amendment (a) is ministerial or administrative in nature; (b) does not result in a material change to the Plan’s funding or costs (defined as an increase in the cost of the Plan in excess of $25 million); or (c) is dictated by statute or regulation.  Any such amendment, modification, suspension or termination shall be effective on such dates the Board of Directors, Executive Team, or the Plan Administrator may determine and may be effective as to all Employers, or as to one or more Participating Employers and their respective employees.

5.2        The Plan Administrator shall have the same powers, duties and responsibilities with respect to the administration of the Plan as provided to the Plan of Administrator under the Retirement Plan for purposes of administering the terms thereof.  Furthermore, the Plan Administrator may appoint one or more persons to assist in carrying out the day-to-day operation of the Plan or the Trust Agreement.

5.3        Notwithstanding Section 5.1 or any other provision of the Plan or the Trust to the contrary, the Plan Administrator may authorize the Trustee to make the following payments even if they would otherwise not be permitted by the Trust, and a Participating Employer may refrain from making any contributions or payments otherwise required or permitted to be made by the Plan or the Trust, to the extent necessary to satisfy the following requirements.

(a)        No amount shall be set aside or reserved directly or indirectly (under the Trust or otherwise), during any restricted period (as defined in Section 409A(b)(3)(B) of the Code) for the purpose of paying a Benefit under the Plan to any Participant who is an applicable covered employee (as defined in Section 409A(b)(3)(D) of the Code).  It is understood that a restricted period will generally occur in a Plan Year if any single-employer defined benefit plan (an “Applicable Plan”) maintained by the Company or any company that is in a controlled group that includes the Company (within the meaning of Sections 414(b) and (c) of the Code and guidance issued by the Internal Revenue Service) is “at risk” within the meaning of Section 430(i) of the Code for the preceding Plan Year.  “Applicable covered employee” generally includes any Participant who is, with respect to the Company or any entity under common control with the Company, described in section 162(m)(3) of the Code or subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934.  All such persons are referred to herein as “Covered Employees.”

(b)        The Plan Administrator shall monitor the funding status of each Applicable Plan and will determine whether a restricted period exists with respect to any such plan.  If the Plan Administrator determines that a restricted period exists for a Plan Year, it shall determine whether any amount, including earnings, has been set aside or reserved during that period for the purpose of paying a Benefit to any Covered Employee or would be set aside but for the action of the Plan Administrator.  The Plan Administrator may request the Trustee to pay such amount to the Company or to any other person designated by the Plan Administrator or to otherwise segregate such amount from the assets of the Trust.  The foregoing shall not apply, however, to the extent that the Company elects to treat the amount set aside or reserved as a transfer of property for tax purposes and taxable to the Covered Employee accordingly.

(c)        Subject to any guidance issued by the Internal Revenue Service, the Plan Administrator may use any method it deems appropriate to calculate the amount set aside or reserved for any Covered Employee during a restricted period.  The determination made by the Plan Administrator shall be binding on the Trustee and each Covered Employee and any person claiming any interest in or payment from the Trust related to such Covered Employee.  The Plan Administrator may also utilize any program approved by the Internal Revenue Service to correct any amount that was improperly set aside under the Trust, and may adopt such rules and procedures as it deems necessary to comply with Section 409A(b)(3) of the Code.

(d)        The Plan Administrator shall maintain a record of any amount transferred from the Trust pursuant to paragraph (b), or that a Participating Employer does not contribute to the Trust.  Such amount shall be credited with interest or earnings based on what would have been allocable to such amounts if they had been held in the Trust.  Such amount shall be paid to the Trust as soon as possible after the Plan Administrator determines that no Applicable Plan remains in a restricted period.  If any payment from the Trust to a Covered Employee or the Covered Employee’s beneficiary has been reduced or withheld as a result of the restrictions of this Section, such amount shall be paid to such employee in a lump sum as soon as possible after the amount contemplated in the foregoing sentence is paid to the Trustee.  The Company may also make such payments directly.

(e)        The purpose of this Section is to comply with the restrictions of Section 409A(b)(3) of the Code and shall be interpreted accordingly.  This provision is intended to impose only those restrictions that are required by that Section and only on the persons covered by the Section.  The Plan Administrator shall interpret and apply this Section accordingly.

5.4        Any Participating Employer, as defined herein, may participate under this Plan upon approval of the Board of Directors and approval of the appropriate governing body of such Participating Employer.  Any Participating Employer may, by action of its appropriate governing body, withdraw from participation in the Plan upon thirty (30) days prior notice to the Company.

5.5        The Plan is intended to satisfy the requirements of Code section 409A and the regulations adopted thereunder, and shall be construed to that end.  Except as otherwise preempted by Federal law, the Plan shall be construed under the laws of Texas.

[SIGNATURE PAGE FOLLOWS]

Executed this 2nd day of May 2016, to be effective as set forth herein.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/	David M. Davis
David M. Davis
Senior Vice President and Chief
Financial Officer

EXHIBIT A

PARTICIPATING EMPLOYERS

Oncor Electric Delivery Company LLC